EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

Hooper Holmes
James Calver Chief Executive Officer
(908) 766-5000
PRESS RELEASE
Financial Dynamics
Investors: Jonathan Birt / Evan Smith, CFA
Media: Sean Leous
212-850-5600

HOOPER HOLMES ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

Company’s Strategic Review Progressing According to Plan

BASKING RIDGE, NJ, June 30, 2006, Hooper Holmes, Inc. (AMEX:HH) today announced results for the three months ended March 31, 2006.

For the three months ended March 31, 2006, total revenues decreased 6.4% to $76.8 million compared to $82.0 million in the first quarter 2005. The Company’s net loss was $1.4 million or $0.02 per diluted share compared to net income of $2.0 million or $0.03 per diluted share in the first quarter 2005. The net loss for 2006 includes $1.3 million ($0.7 million after tax), or $0.01 per share, of restructuring and other charges, primarily relating to employee severance, branch office closure costs and legal/audit costs associated with the Company’s 2005 financial restatement completed in April 2006. The 2005 net income includes $1.0 million ($0.6 million after tax), or $0.01 per share, of restructuring charges, primarily severance.

The Company also announced further details about the Strategic Review of its business, which has been initiated by the new management team led by Chief Executive Officer James Calver . The formal review process began in mid-May and is expected to be completed at the end of August of the current year. The Company intends to update the market on the conclusions of the strategic review, including the implementation timetable and related financial impact, with the release of its third quarter financial results.

First Quarter 2006 Results by Division

Health Information Division (HID)

HID reported a decline in first quarter revenues to $68.6 million compared to $71.4 million in 2005, due to continued weakness in the Company’s core paramedical business.

•	Portamedic revenues decreased 5.4% to $42.7 million, compared to $45.0 million in the first quarter 2005. The decrease is primarily attributable to a reduction in the number of paramedical examinations performed and a lower average revenue per paramedical examination.

•	Infolink reported revenues of $8.0 million, an increase of 15.1% compared to $7.0 million in the first quarter of 2005. The increase reflects a greater number of tele-interviewing reports generated from an increasing number of customers.

•	Medicals Direct Group revenues decreased 9.2% to $9.5 million compared to $10.5 million in the same period of 2005. The decrease is attributable to reduced outsourced underwriting revenues and an unfavorable exchange rate movement from the prior period.

•	Heritage Labs reported revenues of $4.8 million, essentially flat compared to the same period of the prior year.

•	Mid-America Agency Services (MAAS) revenues declined $0.5 million to $3.6 million compared to the first quarter of 2005 as a result of a reduction in life insurance applications.

Claims Evaluation Division (CED)

The CED reported first quarter revenues of $8.2 million, a decline of 22.1% compared to $10.6 million in the first quarter 2005. The decrease was primarily a result of decreased claims activity within its current customer base and a reduction in peer reviews.

Adding New Talent

The company continued to take steps to strengthen its management team both during and after the first quarter.

Michael Shea was appointed Chief Financial Officer with effect from May 8, bringing valuable experience as a corporate financial executive in key senior positions. Prior to joining Hooper Holmes, he served as the Chief Financial Officer of Computer Horizons Corp., a publicly traded IT Services company. His previous experience also includes serving as Director of Internal Audit for Booz-Allen & Hamilton, an international consulting firm, while beginning his career with Ernst & Young as a member of their audit staff in the New York City office.

The Company also announced on June 28, the appointment of its new Chief Marketing Officer, Burt Wolder. Through his extensive experience in communications, marketing and brand development, at institutions such as AT&T, Mellon Financial Services, and Affiliated Computer Services, he has proven to be a strong executive counselor supporting the development and implementation of strategic business development initiatives. He will lead the company’s marketing effort to further elevate the positioning of Hooper Holmes and be an integral part of our revenue development and enhancement programs.

Strategic Review Update

As previously announced, the Company has initiated a full-scale Strategic Review focused on improving efficiencies, containing costs and returning the business to sustainable, long-term growth. The process is being chaired by an internal team led by Mr. James Calver, with external support from EHS Partners, a management consulting firm with an established track record in helping companies to implement balanced revenue growth and cost reduction initiatives. EHS will be paid on a success-fee basis, contingent on the results of the review.

The formal review process began in the middle of May and is expected to be completed by the end of August of the current year. The main goals of the review are:

•	Identifying efficiency improvements, cost reductions and better revenue capture from the existing Hooper Holmes business

•	Creating a road map for the generation of profitable, organic revenue growth

•	Improving the quality and effectiveness of Hooper Holmes’ existing products and levels of customer service

•	Improving the overall organizational effectiveness of the company and ensuring that the talent that exists within Hooper Holmes is fully utilized.

James Calver, Chief Executive Officer of Hooper Holmes, commented, “This was another challenging quarter for the business, but we have already made progress in correcting many of the past imbalances in our business, including our lack of operational focus on winning new business, establishing operating goals with related incentives, and eliminating excess layers of management. We have also seen small measures of financial improvement. As an example, although down from last year’s first quarter, gross profit improved sequentially to 24% in the first quarter of 2006 compared to 21% in the fourth quarter of 2005. In addition, SG&A expense was down over 6% sequentially from the fourth quarter of 2005. Two positive movements, however we believe there are additional opportunities for improvement that are both available and necessary.”

“The process of reviewing the business from front to back office is now well underway, on target, and we look forward to updating the market on this in due course. We are determined to follow a balanced approach to the recovery strategy for Hooper Holmes, which will focus on improving our efficiency, containing our costs, better capturing revenue and raising our levels of client service to ensure profitable growth for the long-term. In addition, we will continually review each of our businesses to evaluate their strategic fit and potential return on invested capital. Rapid action will be taken to address businesses not providing an adequate return to our shareholders.”

Mr. Calver added, “Our ability to attract additional talent to our management team, evidenced by the recent appointment of Michael Shea and Burt Wolder, underscores our confidence in the long-term promise and quality of the Hooper Holmes business. I am confident that this addition of fresh perspectives in combination with the depth of expertise already in the Company will give us a firm basis for turning the business around over the next 18 months.”

Hooper Holmes will host a conference call on Friday, June 30, 2006 to discuss first quarter results at 11:00 a.m. Eastern Time. The call is accessible by dialing (800) 779-9618 or (312) 470-7054, password: Hooper Holmes. The call will also be broadcast live over the Internet, and is accessible at the Company’s website located at http://www.hooperholmes.com. In addition, an online archive of the broadcast will be available within two hours of the live call until the next quarterly conference call.

Hooper Holmes provides outsourced risk assessment services to the life insurance industry through over 250 locations nationwide and in the United Kingdom, as well as claims evaluation information services to the automobile, and workers’ compensation insurance industries.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

-TABLES TO FOLLOW-

Hooper Holmes, Inc.

Consolidated Balance Sheets

(unaudited)

(In thousands, except share data)

	March 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$5,425	$11,683
Marketable securities	287	383

Accounts receivable, net	47,902	44,503
Deferred income taxes	1,351	1,295
Income tax receivable	7509	5,612
Other current assets	5,573	4,906

Total current assets	68,047	68,382

Property, plant and equipment, at cost	42,152	40,563
Less: Accumulated depreciation and amortization	27,979	27,085

Property, plant and equipment, net	14,173	13,478

Goodwill	41,517	40,038
Intangible assets, net	11,535	12,203
Deferred income taxes	29,397	30,269
Other assets	402	342

Total assets	$165,071	$164,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$1,000
Accounts payable	17,037	16,087
Accrued expenses	19,046	17,523

Total current liabilities	36,083	34,610

Other long-term liabilities	1,164	1,200

Commitments and Contingencies
Stockholders’ equity:
Common stock, par value $.04 per share; authorized 240,000,000 shares, issued 67,499,074 as of March 31, 2006 and December 31, 2005	2,700	2,700
Additional paid-in capital	121,088	121,278
Accumulated other comprehensive income	516	354
Retained earnings	13,223	14,574

	137,527	138,906
Less: Treasury stock, at cost 1,288,795 shares and 1,328,795 shares as of March 31, 2006 and December 31, 2005, respectively	9,703	10,004

Total stockholders’ equity	127,824	128,902

Total liabilities and stockholders’ equity	$165,071	$164,712

Hooper Holmes, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except share data)

	Three Months Ended March 31,
	2006	2005 (Restated)
Revenues	$76,802	$82,029
Cost of operations	58,309	58,872

Gross profit	18,493	23,157

Selling, general and administrative expenses	19,352	18,487
Restructuring and other charges	1,269	1,041

Operating income (loss)	(2,128)	3,629

Other income (expense)
Interest expense	(88)	(180)
Interest income	38	47
Other expense, net	(116)	(95)

	(166)	(228)

Income (loss) before income taxes	(2,294)	3,401

Income tax (benefit) provision	(943)	1,369

Net income (loss)	$(1,351)	$2,032

Earnings(loss) per share:
Basic	$(0.02)	$0.03
Diluted	$(0.02)	$0.03

Weighted average shares - basic	66,196,745	65,238,859
Weighted average shares - diluted	66,196,745	66,455,731